Exhibit 99.1
HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
Financial Statements and Supplemental Schedule
As of and for the years ended December 31, 2010 and 2009
TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2010 and 2009	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2010	11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 29, 2011

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2010	2009
ASSETS

Investments, at fair value:
Cash and cash equivalents	$26,283,637	$27,377,670

Huntington Bancshares Incorporated common stock	102,592,987	53,581,462

Mutual funds	243,339,257	209,327,836

Total Investments	372,215,881	290,286,968

Notes receivable from participants	118,829	287,318

Accrued dividends, interest receivable, and other assets	212,158	216,263

TOTAL ASSETS	372,546,868	290,790,549

LIABILITIES

Dividends payable to Plan participants	18,434	21,747

NET ASSETS AVAILABLE FOR BENEFITS	$372,528,434	$290,768,802

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2010	2009
ADDITIONS
Investment income:
Dividends from Huntington Bancshares Incorporated common stock	$587,912	$566,183
Dividends from mutual funds	4,998,342	3,299,684
Interest	154,494	309,850

	5,740,748	4,175,717
Contributions:
Employees	28,301,609	37,285,347
Employer	8,638,874	2,886,913

	36,940,483	40,172,260

Net appreciation in fair value of investments	74,240,538	18,161,671

Total Additions	116,921,769	62,509,648

DEDUCTIONS
Benefit distributions and other withdrawals	35,162,137	25,795,264

Total Deductions	35,162,137	25,795,264

Net increase in net assets available for benefits	81,759,632	36,714,384

Net assets available for benefits at beginning of year	290,768,802	254,054,418

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$372,528,434	$290,768,802

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2010
Note 1 — Description of the Plan
The Huntington Investment and Tax Savings Plan (the Plan) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (Huntington) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.
Amendments — From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the Code) and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.
Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax and / or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, up to certain statutory limits. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. Effective May 1, 2010, Huntington reinstated the employer matching contribution to the Plan.
Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended. Certain administrative fees are paid from the general assets of Huntington.
Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. Participants are charged a fixed amount for administration of the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.
Investment Options — Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document.

Plan Investments — Plan investments consist of cash and cash equivalents, shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Participant Loans — The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as participant notes receivable in the Plan’s financial statements.
Contributions — Employee and employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts.
Benefit distributions and other withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

Note 2 — Significant Accounting Policies
Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in notes to financial statements. Certain prior period amounts have been reclassified to conform to the current year’s presentation.
Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.
Fair Value Measurements —Accounting Standards Codification (ASC) Topic 820 (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.
Note 3 — Accounting Standards Update
Accounting Standards Update (ASU) 2010-6 — Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity is required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which will be effective for fiscal years beginning after December 15, 2010. (See Note 7).

ASU No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans. The ASU requires that participant loans be classified as notes receivable rather than a plan investment and measured at unpaid principal balance plus accrued but unpaid interest rather than fair value. The Plan retrospectively adopted the new accounting in 2010. The adoption did not have a material effect on the Plan’s financial statements.
Note 4 — Investments
The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2010	2009
Huntington Bancshares Incorporated common stock	$102,592,987	$53,581,462
T. Rowe Price Mid-Cap Growth Fund	36,902,054	29,125,701
Vanguard Wellington Fund	34,674,542	30,787,845
Vanguard Institutional Index Fund	30,803,553	26,787,459
Huntington Conservative Deposit Account	26,283,637	27,377,670
American Funds Europacific Growth Fund	22,038,921	20,864,298
Huntington Situs Fund	19,355,986	15,331,659
Huntington Fixed Income Securities Fund	N.A.	14,016,738
N.A. — Non applicable as investment is not 5% or more of the fair value of net assets available for benefits as of December 31.
The Plan’s investments (including investments purchased, sold, and held during the year) appreciated / (depreciated) in carrying value for the years ended December 31 as follows:

	2010	2009
Huntington Bancshares Incorporated common stock	$47,711,759	$(22,455,238)
Mutual funds	26,528,779	40,616,909

Net appreciation	$74,240,538	$18,161,671

Note 5 — Party-In-Interest Transactions
Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2010	2009
Huntington Bancshares Incorporated Common Stock	$102,592,987	$53,581,462
Huntington Conservative Deposit Account	26,283,637	27,377,670
Huntington Situs Fund	19,355,986	15,331,659
Huntington Fixed Income Securities Fund	15,048,292	14,016,738
Huntington International Equity Fund	10,644,354	10,353,360
Huntington Growth Fund	10,259,768	9,190,886
Huntington New Economy Fund	7,888,191	7,025,799
Huntington Intermediate Government Income Fund	7,643,305	7,556,655
Huntington Income Equity Fund	6,956,950	6,435,850
Huntington Mid Corp America Fund	6,522,508	5,143,502
Huntington Dividend Capture Fund	6,372,228	5,001,140
Huntington Rotating Markets Fund	3,918,815	4,129,765
Huntington Treasury Money Market Fund	2,880,796	3,445,584
Huntington Money Market Fund	2,311,673	1,470,766
Huntington Real Strategies Fund	2,012,390	686,685
Costs and expenses paid by the Plan for administration totaled $291,272 and $302,529 for 2010 and 2009, respectively. Amounts are included in Benefit distributions and other withdrawals in the Plan financial statements.
Note 6 — Income Taxes
The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended since receiving the determination letter. The restated plan document was submitted to the IRS in January 2011. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.
Accounting principles generally accepted in the United States of America require the evaluation of tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.
Note 7 — Fair Value Measurements
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Cash and cash equivalents represent interest bearing deposit accounts with fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations (NASDAQ). Mutual funds are valued at net asset value (NAV) of shares held by the Plan at year-end. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2010 and 2009.

	Fair Value Measurements Using
	Quoted Prices	Significant	Significant
	In Active	Other	Other
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
December 31, 2010
Cash and cash equivalents	$26,283,637	—	—	$26,283,637
Common stock
Financial services	102,592,987	—	—	102,592,987
Mutual funds
Balanced Funds	47,592,577	—	—	47,592,577
Mid Cap Growth Funds	43,859,004	—	—	43,859,004
International Equity Funds	32,683,275	—	—	32,683,275
Indexed Equity Funds	30,803,553	—	—	30,803,553
Small Cap Equity Funds	25,728,214	—	—	25,728,214
Large Cap Value Funds	16,459,054	—	—	16,459,054
Core Fixed Income Funds	15,048,292	—	—	15,048,292
Large Cap Growth Funds	7,888,191	—	—	7,888,191
US Government Bond Funds	7,643,305	—	—	7,643,305
Mid Cap Equity Funds	6,522,508	—	—	6,522,508
Short Term Funds	5,192,469	—	—	5,192,469
Global Equity Funds	3,918,815	—	—	3,918,815

Total mutual funds	243,339,257	—	—	243,339,257
Total investments	$372,215,881	—	—	$372,215,881

December 31, 2009
Cash and cash equivalents	$27,377,670	—	—	$27,377,670
Common stock
Financial services	53,581,462	—	—	53,581,462
Mutual funds
Balanced Funds	40,028,989	—	—	40,028,989
Mid Cap Growth Funds	35,561,551	—	—	35,561,551
International Equity Funds	20,864,298	—	—	20,864,298
Indexed Equity Funds	37,140,819	—	—	37,140,819
Small Cap Equity Funds	20,332,799	—	—	20,332,799
Large Cap Value Funds	12,610,571	—	—	12,610,571
Core Fixed Income Funds	14,016,738	—	—	14,016,738
Large Cap Growth Funds	7,025,799	—	—	7,025,799
US Government Bond Funds	7,556,655	—	—	7,556,655
Mid Cap Equity Funds	5,143,502	—	—	5,143,502
Short Term Funds	4,916,350	—	—	4,916,350
Global Equity Funds	4,129,765	—	—	4,129,765

Total mutual funds	209,327,836	—	—	209,327,836
Total investments	$290,286,968	—	—	$290,286,968

Note 8 — Terminated Participants
There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2010 and 2009.
Note 9 — Sky Financial Acquisition
On July 1, 2007, Huntington completed its merger with Sky Financial Group Inc. (Sky Financial). The day before the merger with Huntington, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (Sky Financial Plan) was terminated. Former Sky Financial colleagues employed by Huntington subsequent to the merger were allowed to contribute to the Plan starting July 1, 2007. On December 8, 2008, a favorable determination letter was received from the IRS with respect to the termination of the Sky Financial Plan. All distributions related to the Sky Financial Plan termination were completed as of November 30, 2009. In 2009, the Plan received approximately $9.8 million in rollover contributions, including participant loans, relating to the Sky Financial Plan. Amounts are included in Contributions — Employees in the Plan financial statements.

Huntington Investment and Tax Savings Plan
EIN: 31-0724920 Plan Number: 002
Schedule H, Part IV, Line 4i — Schedule of Assets (Held At End of Year)
as of December 31, 2010

	(b)	(c)	(d)
	Identity of Issuer, Borrower,	Description of investment including maturity date,	Cost	(e)
(a)	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	**	Current Value

	Cash and Cash Equivalents:
*	Huntington National Bank	Huntington Conservative Deposit
		Account - 26,283,637 shares		$26,283,637

	Total Cash and Cash Equivalents			26,283,637

	Common Stock:
*	Huntington Bancshares	Huntington Bancshares
	Incorporated	Incorporated Common Stock - 14,934,200 shares		102,592,987

	Total Common Stock			102,592,987

	Mutual Funds:
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 630,481 shares		36,902,054
	Vanguard Wellington Fund	Vanguard Wellington Fund - 645,588 shares		34,674,542
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund - 267,834 shares		30,803,553
	Europacific Growth Fund	American Funds Europacific Growth Fund - 541,763 shares		22,038,921
*	The Huntington Funds	Huntington Situs Fund - 957,743 shares		19,355,986
*	The Huntington Funds	Huntington Fixed Income Securities Fund - 679,075 shares		15,048,292
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 377,720 shares		12,918,035
*	The Huntington Funds	Huntington International Equity Fund - 923,187 shares		10,644,354
*	The Huntington Funds	Huntington Growth Fund - 401,713 shares		10,259,768
*	The Huntington Funds	Huntington New Economy Fund - 731,743 shares		7,888,191
*	The Huntington Funds	Huntington Intermediate Government Income Fund - 701,220 shares		7,643,305
*	The Huntington Funds	Huntington Income Equity Fund - 343,045 shares		6,956,950
*	The Huntington Funds	Huntington Mid Corp America Fund - 417,307 shares		6,522,508
*	The Huntington Funds	Huntington Dividend Capture Fund - 733,283 shares		6,372,228
	Eaton Vance Special Investment Trust	Eaton Vance Large Cap Value Fund - 229,167 shares		4,186,896
*	The Huntington Funds	Huntington Rotating Markets Fund - 361,181 shares		3,918,815
*	The Huntington Funds	Huntington Treasury Money Market Fund - 2,880,796 shares		2,880,796
*	The Huntington Funds	Huntington Money Market Fund - 2,311,673 shares		2,311,673
*	The Huntington Funds	Huntington Real Strategies Fund - 251,864 shares		2,012,390

	Total Mutual Funds			243,339,257

*	Notes Receivable from Participants	$118,829 principal amount, interest rates of 4.75% - 10.25%; maturing in 2011 - 2019		118,829

*	Indicates party-in-interest to the Plan.

**	Cost information is not required for participant-directed investments and therefore not included.
The accompanying notes are an integral part of this schedule.